[AETNA LETTERHEAD]                              151 Farmington Avenue
[AETNA LOGO]                                    Hartford, CT  06156




                                                Mark S. Reilly, FSA, MAAA
                                                Pricing Actuary
                                                Life Products Group, TN41
                                                (860) 273-4330
                                                Fax:  (860) 273-4438


February 19, 1998


Re:  AetnaVest & AetnaVestII (File No. 33-76004)

Dear Sir or Madam:

In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's Aetna Vest & AetnaVest II Flexible Premium Variable Life Insurance (the "Policy"). I also provided actuarial advice concerning the preparation of Post-Effective Amendments No. 10 to Registration Statement on Form S-6, File No. 33-76004 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policy included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mark S. Reilly

Mark S. Reilly
Pricing Actuary